Exhibit 99.1
President’s Report of Operations 2005 and To Date 2006
April 28, 2006 Annual Meeting
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Welcome to the 104th Annual Meeting of Warwick Valley Telephone Company. Thank you for coming.
I too would like to welcome our new directors and to thank Fred Knipp our former president and director, as well as former Directors Raf Collado and Dr. Joseph DeLuca for their dedicated service to WVT. Turnover is positive. It brings new ideas and concepts which in turn create change, something that is occurring a lot these days at WVT at all levels of our operations and in our industry.
This afternoon, I intend to discuss the future of WVT rather than the past, except to say that our staff has succeeded in overcoming many difficult obstacles during the past two years. Their intense effort was a model of dedication.
Since our last annual meeting five months ago, your management has taken major steps to strengthen WVT. These steps were guided by clear goals.
We intend to approach a break even net income from operations by year-end and achieve a $2,000,000 net income from operations by the end of 2007, without affecting the dividend. This goal is aggressive but we believe it is achievable. And, we are well on the way.
In the past five months, since we last met:
•	We completed a successful year-end audit with WithumSmith + Brown, our new independent accountants who are here with us today.

•	We remediated many material weaknesses in our system of internal financial controls.

•	We are in final contract negotiations on a major bid with a major land developer and we have delivered our first fiber to the premise technology to their site. We anticipate the first paying subscribers being on our new network by May 8, less than two weeks from now.

•	We strengthened our Board of Directors.

•	We signed a letter of intent with our new operating support systems vendor and are moving forward with replacing our legacy systems and updating our processes.

•	We made significant progress in the automation of our outside plant records that will soon be integrated with our new accounting and other systems. This will allow us to provision our customers faster and more efficiently, and will provide us with much needed marketing intelligence.

•	We improved our ability to mediate, bill and collect Carrier Access charges to carriers, which helps strengthen a major revenue stream.

•	We made our bill mailing and paycheck processes more efficient and we will do the same with our payment remittance process within the next month.

•	We just introduced two new services – CRM or Customer Relationship Management and WVT Wireless.
o	CRM offers businesses affordable hosted services such as online summaries of sales data, pipelines, schedules and performance all from a single data base managed and protected by WVT on our servers rather than by the customer.

o	WVT Wireless is a new cellular retail product that is competitively priced. It is a perfect complement to our other services and, in a short time, WVT Wireless will be able to offer push to talk and high speed data. We are using Verizon’s wireless network to provide this service which is branded and billed under our name.

All of these achievements are part of the strategic initiatives we discussed last November.
WVT will remain focused on:
➢	Generating Revenue

➢	Containing Costs and Controlling Expenses

➢	Improving Internal Systems and

➢	Assessing our Strategic Options
GENERATING REVENUE
The next generation of innovative, profitable products and services require the completion of a WVT program that was initiated years back. This initiative is the continuous upgrade of our switching systems that allows WVT to keep meeting our customers’ expectations with advanced technology.
In this case, it is the systematic migration from traditional “Circuit Switching” or “TDM” technology to “Packet Switching” or “IP” technology using what is known as a “Soft Switch”.
The upgrade has a very positive benefit. Capital costs for the upgrade and its installation are largely recoverable through the Universal Service Fund, a Federal Government support mechanism, over the next 3 years. This “low cost” upgrade will allow us to continue our “edge out” strategy into non-WVT exchanges.
Our new technology will be used in many projects, including the introduction of Integrated T-1 service, voice over IP (our WVT eTalk service), video enhancements such as “Video on Demand” and High Definition TV delivery. And more
Coupling our soft switch capability with fiber to the premise technology increases our efficiency and provides our customers with better quality services.
Specifically, we have been selected to provide our triple play to Northern New Jersey’s premier residential golf community and resort and are finalizing this contract.
We have met the builder’s aggressive deadlines and are providing service for the first phase which consists of 77 residential units. We will also be providing additional services to the resort’s 250-room hotel, which should be open early next year.
Best of all, this successful initial relationship leaves WVT in an excellent position to be the successful bidder for future resort expansion. There are approximately 2,500 residential units as well as a business complex on the drawing boards.
Being local and reachable while offering innovative new technology is the advantage we offer and that our customers want. This is especially efficient with our “edge out” strategy.
We expect to use this digital platform in certain locations within our local franchised territory. So, we will continue to offer plain old telephone service but it is augmented by advanced integrated voice and digital data services to a larger geographic footprint.
CONTAINING COSTS AND CONTROLLING EXPENSES ...involves WVT’s creation of a market driven organization through the evolution and integration of new technology. This will require the redefinition of job functions and will be complemented by our new support systems.
The organizational changes and revenue enhancements that have to be made to achieve profitability are in motion. We have no other choice. Since both management and union employees are affected, we intend to make these changes with as much regard as possible to those impacted.
During Phase One, which ended last year, we eliminated over $900,000 in management salaries and related benefits. The union was not affected.
In the 2006 Phase Two, we must downsize to bring our personnel costs to a more reasonable level. Our goal for this year is to reduce these associated expenses in order to break even.

In the 2007 Phase Three, WVT will feel the full effect of the technological upgrades and organizational changes made in 2006. Again, these upgrades include the soft switch, an IP network platform and the implementation of integrated support systems. Accordingly, with further automation and new technology advancement, as well as redefined positions, WVT will leverage efficiencies and move forward.
Management is committed to working closely with the union as the Company evolves. I have invited Jim Humphrey to join the meeting today. Jim is the President of the International Brotherhood of Electrical Workers, Local 503, and represents 77 of our employees.
Since July of 2004, I believe that we have been able to reach mutually satisfactory agreements to workplace issues that have arisen. We do not want that cooperation to end. Our intention is to continue constructive and productive discussion with the Union, seeking the common goal of achieving a profitable and efficient Company. If we don’t, the results are predictable.
IMPROVING SYSTEMS
We have talked about our phased efforts to transform WVT into a customer driven, efficient and profitable organization focused on quality. In order to implement Phase Three, WVT has signed a letter of intent with, a leading provider of back office telephone support systems with over 65 similar clients in the US.
This will allow us to remediate nearly all of the remaining internal control issues, speed up the provision of new services to the market, and provide WVT with the capability to extract key market intelligence to better manage our businesses. The new support systems touch all aspects of our internal operations.
Our aggressive goal is to have these systems in beta test by October 31, 2006 and fully integrated by year-end. This is a significant move for WVT.
EXPLORING WVT’S STRATEGIC OPTIONS
In terms of exploring WVT’s strategic options, the Board is well aware of the issues and challenges facing the telecom industry and WVT. We are also confident that the initiatives we are undertaking are sound. However, they are deliberate and take time to take effect.
In its effort to further identify and pursue a path that is in the best interests of our stakeholders, we have hired Stifel, Nicolaus and Company, Incorporated, formally Legg Mason Capital Markets, to evaluate all of our strategic options. Stifle has worked with WVT in the past and knows our Company.
These options include acquiring another company, merging with another company, selling all or part of our Company or “staying the course”. Stifel, has been active in the communication markets for many years, and has been through this process many times. They are well qualified to evaluate our four options.
They will make a recommendation to the Board, who will then ultimately decide which alternative is best to pursue. The project is on schedule and we expect the Stifel recommendation no later than mid-summer.
In addition to the strategic initiatives, we constantly monitor what our regulators are doing. I am sorry to report that very little has happened on the regulatory front since we last talked.
Regulatory reforms sponsored by Congress, the FCC and the local state commissions are moving at a snail’s pace while technology continues to change rapidly causing turmoil and an uneven playing field throughout our industry.
Finally, distributions from our Orange-Poughkeepsie interest are beginning to decline. O-P has reduced its wholesale rates in 2006 and will likely do the same in 2007.
Based upon the projections that we are provided by the partnership, it is anticipated that these rate reductions will be, in part, offset by slower but continued subscriber growth.
We expect a 15% decline in our distribution in 2007 and further decreases in the future.
WVT works hard to keep all of our shareholders informed in a timely fashion.

Our plans and strategies are well thought out. We have a talented staff in place to execute...and we have been making the difficult, but necessary, changes to succeed.
I would like to thank all the shareholders who have supported us and who believe in WVT’s values and ethics, who understand the difference between thoughtful criticism and disruption.
With the Sarbanes-Oxley requirements firmly under control, and with the prospects of the exciting initiatives we are undertaking, Warwick Valley Telephone will meet the challenges ahead.
Thank you

Annual Meeting April 28, 2006

Goals $2 Million Net Income by 2007 Without effecting dividend

Successes Successful Year-End Audit Re-Mediated Material Weaknesses of Internal controls Delivered Fiber to the Premise Technology Strengthened Board of Directors

Successes New OSS Vendor Replacing Legacy System Updating Processes Automation of Outside Plant Records Faster and More Efficient Better Marketing Intelligence

Successes Improved Carrier Access Call Charges Strengthens Revenue Stream Streamlined Mailing and Paycheck Processes Payment Remittance Process Next Month

Successes

- New Services
  - Hosted CRM
  - Warwick Wireless

WVT COMMUNICATIONS

Successes New Services Hosted CRM Warwick Wireless

Successes Hosted CRM Offers Affordable Hosted Services Online Summaries of Sales Data, pipelines, schedules, performance Managed and Protected By WVT Servers

Successes Warwick Wireless Competitively Priced Nationally Will Soon Offer Push to Talk High-Speed Data Verizon Network Branded Under WVT Name

Focus Generating Revenue Containing Costs and Controlling Expenses Improving Internal Systems Assessing Strategic Options

Generating Revenue Switching Systems Upgrade Migrated Away From Circuit Switching Migrated To Packet Switching / IP Switching Soft Switch Positive Benefits Capital Costs Recoverable Low Cost

Generating Revenue Technology will be used in: Integrated T-1 Service Voice over IP (WVT E-Talk) Video Enhancements VOD HDTV

Generating Revenue Soft Switch Capability Increases Efficiency Provides Better Quality Services Allows for New Markets 250 Room Hotel 2500 Residential Units Offers Innovative New Technology Efficient with 'Edge Out' Strategy

Generating Revenue Digital Platform in Franchised Territory Offers Advanced integrated Services Voice Digital Services Expands Geographic Footprint

Containing Costs Market Driven Organization Integration of New Technology Redefinition of Job Functions New Support Systems

Containing Costs Phase I Eliminated over $900,000 in Salaries Phase II (2006) Reduce Personnel Costs Reduce Expenses

Containing Costs Phase III (2007) Soft Switch IP Network Platform Integrated support systems

Improving Systems Remediation of Internal Control Issues Speed Provision of New Services Market Intelligence to Better Manage Business Beta Test by October 2006

Strategic Options Stifel, Nicolaus and Company, Incorporated Will Evaluate Strategic Options Project is on Schedule Recommendations by Mid- Summer

Regulatory Reforms Slow Regulatory Reform... Rapid Technology Changes... Equals an uneven playing field

Orange-Poughkeepsie Reduced 2006 Wholesale Rates Reductions Offset by Continued Growth Future Decline by 15% Expected in 2007

Thank You